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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                       Information Storage Devices, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  0004567531
--------------------------------------------------------------------------------
                                (CUSIP Number)




     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 2 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Technologies for Information and Publishing, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 3 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Tip Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 4 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Applied Technology Associates II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 5 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David A. Boucher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 6 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Frederick B. Bamber
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 0004567531                   13G               PAGE 7 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas H. Grant
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             547,646 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          547,646 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

       547,646 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

       PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                  ------------



       Item 1(a).  Name of Issuer:   Information Storage Devices, Inc.
                   --------------

       Item 1(b).  Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   2045 Hamilton Avenue
                   San Jose, CA 95125

       Item 2(a).  Names of Persons Filing: Technologies for Information and
                   -----------------------
                   Publishing, L.P., TIP Partners, L.P., Applied Technology Associates II, L.P., Frederick B. Bamber, Thomas H. Grant and David A. Boucher.

                   Applied Technology Associates II, L.P. is the sole general partner of TIP Partners, L.P., which is the sole general partner of Technologies for Information and Publishing, L.P. Messrs. Bamber, Grant and Boucher are individual general partners of Applied Technology Associates II, L.P.

       Item 2(b).  Address of Principal Business Office or, if None, Residence:
                   -----------------------------------------------------------

                   The address of the principal business office of Applied Technology Associates II, L.P., TIP Partners, L.P., Technologies for Information and Publishing, L.P., Messrs. Bamber, Grant and Boucher is One Cranberry Hill, Lexington, MA 02173.

       Item 2(c).  Citizenship: Applied Technology Associates II, L.P., TIP
                   -----------
                   Partners, L.P. and Technologies for Information and Publishing, L.P. are limited partnerships organized under the laws of the State of Delaware. Each of Messrs. Bamber, Grant and Boucher is a United States citizen.

       Item 2(d).  Title of Class of Securities: Common Stock
                   ----------------------------

       Item 2(e).  CUSIP Number:  0004567531
                   -------------

       Item 3.     If this statement if filed pursuant to Rules 13d-1(b), or
                   ---------------------------------------------------------
                   13d-2(b), check whether the person filing is a:
                   ----------------------------------------------

                   (a) [   ]   Broker or Dealer registered under Section 15 of
                               the Securities Exchange Act of 1934 (the "Act").

                   (b) [   ]   Bank as defined in Section 3(a)(6) of the Act.

                   (c) [   ]   Insurance Company as defined in Section 3(a)(19)
                               of the Act.

                   (d) [   ]   Investment Company registered under Section 8 of
                               the Investment Company Act of 1940.

                   (e) [   ]   Investment Advisor registered under Section 203
                               of the Investment Advisers Act of 1940.

                   (f) [   ]   Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee
                               Retirement Income Security Act of 1974 or
                               Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

                   (g) [   ]   Parent Holding Company, in accordance with Rule
                               13d-1(b)(ii)(G) of the Act.

                   (h) [  ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                               of the Act.

                   Not Applicable.

       Item 4.    Ownership.
                  ---------

                  (a)    Amount Beneficially Owned

                         Each of Applied Technology Associates II, L.P., TIP Partners, L.P., Technologies for Information and Publishing, L.P., (individually an "Entity" and collectively the "Entities"), Messrs. Bamber, Grant and Boucher may be deemed to own beneficially 547,646 shares of Common Stock as of December 31, 1996.

                         As of December 31, 1996, Technologies for Information and Publishing, L.P. was the record owner of 547,646 shares of Common Stock. (The shares held of record by Technologies for Information and Publishing, L.P. are referred to herein collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 547,646 shares of Common Stock. In their capacities as individual general partners of Applied Technology Associates II, L.P., each of Messrs. Bamber, Grant and Boucher may be deemed to own beneficially 547,646 shares of Common Stock.

                  (b)    Percent of Class:

                         Applied Technology Associates II, L.P.: 5.73% TIP Partners, L.P.: 5.73%
                         Technologies for Information and
                           Publishing, L.P.: 5.73%
                         Frederick B. Bamber: 5.73%
                         Thomas H. Grant: 5.73%
                         David A. Boucher: 5.73%

                         The foregoing percentages are calculated based on the 9,564,875 shares of Common Stock reported to be outstanding as of October 33, 1996 in the quarterly report on Form 10Q as filed with the SEC for the period ended September 28, 1996.

                  (c)    Number of shares as to which such person has:

                         (i) sole power to vote or to direct the vote:

                          Applied Technology Associates II, L.P.: 0 Shares TIP Partners, L.P.: 0 Shares
                          Technologies for Information and
                            Publishing, L.P.: 0 Shares
                          Frederick B. Bamber: 0 Shares
                          Thomas H. Grant: 0 Shares
                          David A. Boucher: 0 Shares

                         (ii) shared power to vote or to direct the vote:

                          Applied Technology Associates II, L.P.: 547,646 shares TIP Partners, L.P.: 547,646 shares
                          Technologies for Information and
                            Publishing, L.P.: 547,646 shares
                          Frederick B. Bamber: 547,646 shares
                          Thomas H. Grant: 547,646 shares
                          David A. Boucher: 547,646 shares

                         (iii) sole power to dispose or direct the disposition:

                          Applied Technology Associates II, L.P.: 0 Shares TIP Partners, L.P.: 0 Shares
                          Technologies for Information and
                            Publishing, L.P.: 0 Shares
                          Frederick B. Bamber: 0 Shares
                          Thomas H. Grant: 0 Shares
                          David A. Boucher: 0 Shares


                     (iv) shared power to dispose or direct the disposition:

                          Applied Technology Associates II, L.P.: 547,646 shares TIP Partners, L.P.: 547,646 shares
                          Technologies for Information and
                            Publishing, L.P.: 547,646 shares
                          Frederick B. Bamber: 547,646 shares
                          Thomas H. Grant: 547,646 shares
                          David A. Boucher: 547,646 shares

                 Each of reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Information Storage Devices, Inc. except in the case of Applied Technology Associates II, L.P. for the 547,646 shares which it holds of record.

       Item 5.    Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  Not Applicable.

       Item 6.    Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not Applicable.

       Item 7.    Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not Applicable.

         Item 8.  Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" within the meaning of Regulation 13D.

         Item 9.  Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable.

        Item 10.  Certification.
                  -------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement set forth as Exhibit 1 hereto.

       Date:  February 14, 1997

       TECHNOLOGIES FOR INFORMATION AND PUBLISHING, L.P.

           By:  TIP Partners, L.P.

                 By:  Applied Technology Associates II, L.P.


                 By: /s/ Frederick B. Bamber
                     -----------------------
                     General Partner

       TIP PARTNERS, L.P.

                 By:  Applied Technology Associates II, L.P.


                 By: /s/ Frederick B. Bamber
                     -----------------------
                     General Partner

       APPLIED TECHNOLOGY ASSOCIATES II, L.P.


                 By: /s/ Frederick B. Bamber
                     -----------------------
                     General Partner


       /s/ Frederick B. Bamber
       -----------------------
       Frederick B. Bamber

                         *
       --------------------------------------
       Thomas H. Grant

                         *
       --------------------------------------
       David A. Boucher

                                           *By:  /s/ Frederick B. Bamber
                                                ------------------------
                                                Frederick B. Bamber
                                                Attorney-in-Fact

       ---------------------------------------------------------------------
            This Schedule 13G is executed pursuant to a Power of Attorney, a copy of which is attached hereto as Exhibit 2.
                                           ---------

                                                             EXHIBIT 1
                                                             --------

                                   AGREEMENT
                                   ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Information Storage Devices, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       Date:  February 14, 1997

       TECHNOLOGIES FOR INFORMATION AND PUBLISHING, L.P.

           By:  TIP Partners, L.P.

                 By:  Applied Technology Associates II, L.P.


                                By: /s/ Frederick B. Bamber
                                    -----------------------
                                    General Partner

       TIP PARTNERS, L.P.

                 By:  Applied Technology Associates II, L.P.


                                By: /s/ Frederick B. Bamber
                                    -----------------------
                                    General Partner

       APPLIED TECHNOLOGY ASSOCIATES II, L.P.


                                 By: /s/ Frederick B. Bamber
                                     -----------------------
                                     General Partner


       /s/ Frederick B. Bamber
       -----------------------------------------------------
       Frederick B. Bamber

       /s/ Thomas H. Grant
       -----------------------------------------------------
       Thomas H. Grant

       /s/ David A. Boucher
       -----------------------------------------------------
       David A. Boucher

                                                                       EXHIBIT 2
                                                                       ---------



                               POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frederick B. Bamber his true and lawful attorney-in fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the ____ day of February, 1997.


       By: /s/ Thomas H. Grant
           -------------------
            Thomas H. Grant


       By: /s/ David A. Boucher
           --------------------
            David A. Boucher